Exhibit 10.1

Microtune, Inc.

Executive Officer

Sales Incentive

Compensation Plan

I.	Introduction

The purpose of the Executive Officer Sales Incentive Compensation Plan (the “Plan”) is to aid Microtune, Inc. (“Microtune” or the “Company”) and its affiliates in rewarding the Vice President of Worldwide Sales (the “Executive”) by providing a competitive incentive compensation opportunity based upon financial performance of the Company and a subjective assessment of individual performance. There are two plan periods per calendar year. The first plan period is January 1 through June 30. The second plan period is July 1 through December 31. It is a pay for performance Plan rewarding global revenue achievement and individual design win success. The Board of Directors has authorized and approved the Plan, upon the recommendation of the Compensation Committee, and the Chief Executive Officer has been given the authority to administer the Plan.

II.	Total Sales Incentive Compensation

The Vice President of World Wide Sales will be eligible to earn incentive compensation based upon Microtune’s worldwide revenue and the design-win success of Microtune sales personnel and field applications engineers. These specific incentive factors will produce a maximum payout target of 100% of base salary.

III.	Mix of Sales Incentive Compensation

Sales incentive compensation will be determined as follows:

Sales Incentive Compensation

Design-win Goal Compensation    30%

Revenue Goal Compensation         70%

IV.	Sales Incentive Compensation Components

a) Revenue Goal Compensation. Revenue goals will be based upon Company revenue consensus forecasts as described below:

The target revenue goal (“Revenue Goal(s)”) is calculated as follows:

1.	The first quarter revenue goal is the average of the previous September through November consensus forecasts for the first quarter.

2.	The second quarter revenue goal is the average of the previous December through February consensus forecasts for the second quarter.

3.	The third quarter revenue goal is the average of the previous March through May consensus forecasts for the third quarter.

4.	The fourth quarter revenue goal is the average of the previous June through August consensus forecasts for the fourth quarter.

MICROTUNE, INC. EXECUTIVE OFFICER SALES INCENTIVE COMPENSATION PLAN

CONFIDENTIAL AND PROPRIETARY: INTERNAL USE ONLY

The first quarter and second quarter revenue goals are then added to set the mid-year revenue goal. Similarly, the third quarter and fourth quarter revenue goals are then added to set the year-end revenue goal. The consensus forecasts described above are established by the Company’s operations staff which makes the final determination regarding a particular forecast with the review and approval by the Company’s Chief Operating Officer and Chief Financial Officer.

The portion of the sales incentive compensation determined in accordance with the Revenue Goal (“Revenue Goal Compensation”) is calculated as follows:

THRESHOLD: If actual Recorded Revenue (defined below) reaches at least 70% of the Revenue Goal for the applicable period, then the Executive will be eligible for Revenue Goal Compensation for that Plan period. If this threshold is not met, however, Revenue Goal Compensation for that particular Plan period will be zero.

TARGET: “Target Revenue” is 100% of the applicable mid-year Revenue Goal or year-end Revenue Goal, as applicable.

Revenue Goal Compensation for a particular plan period is determined by the following formula:

•	Annual base salary X 50% = “Raw RGC”

•	Raw RGC X (Recorded Revenue/Target Revenue) = “Adjusted RGC”

•	Adjusted RGC X 70% (Revenue Goal weighting) = “Final Revenue Goal Compensation”

The Company determines “Recorded Revenue” by application of U.S. GAAP accounting principles that are interpreted and applied by the Company’s Finance Department on a consistent basis.

b) Design-win Goal Compensation: “Design Win” means a new or existing customer has incorporated a Microtune Product into its product’s design as further defined below.

Points will be assigned for target accounts which are identified in advance. The points allocated for the “Design-win Goals” (goals established for a future six month period) will equal 100 points for each Salesperson and FAE under the Plan and may be weighted by the strategic significance of the account.

Fifty percent (50%) credit for a Design Win will be earned when: (1) the customer has built and tested its own product using the Microtune product as specified in the applicable Design-win Goal, and is sufficiently satisfied with the performance such that no additional revisions of the customer’s product are believed to be required before the customer starts production and (2) the other fifty percent (50%) will be earned after $50,000 in product sales have been recognized as Recorded Revenue. This second 50% must occur no later than the current Plan Period plus two consecutive Plan Periods (total of 18 months).

MICROTUNE, INC. EXECUTIVE OFFICER SALES INCENTIVE COMPENSATION PLAN

CONFIDENTIAL AND PROPRIETARY: INTERNAL USE ONLY

Design-win Goal Compensation for a particular plan period is determined by the following formula:

•	Annual base salary X 50% = “Raw DGC”

•

Raw DGC X (Total points awarded to salespeople and FAE’s for design-win goal completion divided by the total number of salespeople and FAE’s included in the Company’s Sales Incentive Compensation Plan expressed as an average percentage, but excluding all points awarded based on subjective goals) = “Adjusted DGC”

•	Adjusted DGC X 30% (Design-win Goal weighting) = “Final Design-win Goal Compensation”

The Salespersons/FAE’s will identify specific design-win goals and the Vice President of Worldwide Sales will work with the Business Unit General Managers to revise and agree upon the final strategic design-win opportunities and corresponding Design-win Goals.

These Design-win Goals will be weighted and acknowledged by plan participants, their Managers, the Business Unit Manager, the Vice President of Worldwide Sales and the CEO at least two weeks before entering an applicable plan period. Once an applicable plan period has been entered, the Design-win Goals for that plan period will be fixed.

The Chief Executive Officer shall have the authority to make any determinations regarding Design Wins and Design-win Goal Compensation.

V.	Payment Schedule & Calculation

a)	Executive must be a current Company employee at the end of the applicable plan period to be eligible for a payment.

b)	If Executive is on Long-term Disability (after 90 consecutive days of disability and meeting the definition of disability), he will not be entitled to receive Sales Incentive Compensation during those Plan periods.

c)	Design-win Goal Compensation payments will be made quarterly if they are achieved within the quarter. Revenue Goal Compensation payments will be paid within thirty (30) days of the end of the applicable plan period. The Company will attempt to make all relevant payments within thirty (30) days from the end of each quarter and no later than sixty (60) days from the end of each quarter.

d)	The plan is progressive and as such the revenue payout is based upon absolute revenue over the 6-month period.

MICROTUNE, INC. EXECUTIVE OFFICER SALES INCENTIVE COMPENSATION PLAN

CONFIDENTIAL AND PROPRIETARY: INTERNAL USE ONLY

VI.	Other

a)	Personal Taxes. Sales Incentive Compensation paid under this Plan shall be subject to all applicable withholding and other employment taxes.

b)	Plan Administration. Administration of the Plan is the responsibility of the Chief Executive Officer. The Chief Executive Officer shall have the authority to interpret the Plan .

c)	Disputes: Any disputes arising from this Plan will be reviewed by the Chief Executive Officer, who will make a recommendation to the Chair of the Compensation Committee for disposition.

d)	Plan Changes: The Company reserves the right to modify or make changes to the Plan at any time. Any changes to the Plan must be approved by the Compensation Committee of the Board of Directors. This Plan is not an employment contract and the Executive will remain an employee at will.

MICROTUNE, INC. EXECUTIVE OFFICER SALES INCENTIVE COMPENSATION PLAN

CONFIDENTIAL AND PROPRIETARY: INTERNAL USE ONLY

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